REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (the “Agreement”) is entered into and executed by and between Triple Net Properties, LLC, a Virginia limited liability company on behalf of an entity to be formed and without personal liability (the “Purchaser”) whose address is 1551 North Tustin Avenue, Suite 650, Santa Anna, California 92705, and Gwinnett Professional Center Ltd., a Georgia limited partnership, whose address is 601A Professional Drive, Suite 320, Lawrenceville, GA 30045 (the “Seller”).

1. AGREEMENT TO PURCHASE AND SELL. The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Property, as that term is hereinafter defined, in accordance with the terms and conditions that follow. The term “Property” shall mean and shall be comprised of the following elements:

A. Land (“Land”) located in the City of Lawrenceville, Gwinnett County, Georgia, and preliminarily described in Exhibit A to this Agreement. At such time as a real property survey of the Land is completed pursuant to Paragraph 5.A, the legal description set forth on the survey shall be attached to this Agreement as Exhibit A-1 in lieu of Exhibit A.

B. All temporary and permanent buildings, structures and improvements now existing on, above or below the surface of the Land, including for purposes of illustration and not limitation, that certain two story medical office building containing approximately sixty-thousand forty (60,040) square feet constructed in 1985, and all vehicular parking areas and driveways, pedestrian walkways, and landscaped areas attendant thereto (the “Improvements”);

C. All of the Seller’s right, title and interest in and to any land lying in the bed of Professional Drive and any other street, alley, road or avenue, now open or proposed, in front of or otherwise adjoining the Land to the center line thereof;

D. All easements, rights-of-way, estates, interests, and rights of use appurtenant to the Land, including by way of illustration and not limitation, privileges and rights- of- way over adjoining parcels of land that inure to the benefit of the Land or the owner thereof;

E. All riparian rights, air rights, mineral, gas, oil and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the Land;

F. All fixtures, furnishings, fittings, equipment, machinery, apparatus, inventory, supplies and other articles of tangible personal property located on the Land, or in the Improvements, and used or usable in connection with the occupation, operation or maintenance of the Land and Improvements (the “Personal Property”);

G. All of the Seller’s right, title and interest in and to all leases, subleases and other occupancy contracts, whether written or oral (“Tenant Leases”) which provide for the use or occupancy of space or facilities in, on, under, above or about the Property and which are in force as of the Closing Date;

H. All of the Seller’s right, title and interest in and to any intangible property, rights or claims relating to the Land and Improvements, including by way of illustration and not limitation, (i) all governmental licenses and permits issued for the operation, occupancy and use of the Land and Improvements (the “Licenses”), to the extent transfer is permitted under applicable law or regulation; (ii) all building, architectural, engineering, mechanical, electrical and landscaping surveys, plans and specifications (the “Plans”); (iii) all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers relating to the Land, Improvements and Personal Property; (iv) all trade names, trademarks, service marks, building and property names and building signs used in connection with the Land and Improvements, including the name Gwinnett Professional Center I, and all variations of the name (the “Tradenames”); (v) all telephone numbers, domain names, e-mail addresses and other means of contact utilized in connection with the Land and Improvements; and (vi) all other intangible property related to the Land and Improvements (collectively the “Intangible Property”); and

I. All of the Seller’s right, title and interest in and to all assignable equipment leases, service, utility, supply, maintenance, concession and employment contracts, agreements and other continuing contractual obligations affecting the operation, maintenance and repair of the Land, the Improvements or the Personal Property which shall extend beyond the date of Closing and which the Purchaser elects to assume (the “Property Contracts”).

2. PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE. The purchase price (“Purchase Price”) to be paid by the Purchaser to the Seller for the Property is Nine Million Three Hundred Thousand Dollars ($9,300,000.00). The Purchase Price, less the Deposit, as that term is hereinafter defined, and plus or minus the net of those adjustments, prorations and credits provided in this Agreement, shall be paid on the Closing Date, as that term is hereinafter defined, by federal wire transfer of immediately available funds to the Seller’s designated financial institution and account.

3. DEPOSIT. Within three (3) business days from the Effective Date (as defined in Paragraph 41 below., as that term is hereinafter defined, the Purchaser shall place in escrow with the Title Company, as that term is hereinafter defined, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deposit”). Upon the receipt of funds paid toward the Deposit, the Title Company is hereby directed to invest such funds in an FDIC insured, interest bearing, money market account. Except as otherwise provided in this Agreement, interest earned on the funds shall be considered to be part of the Deposit. The Deposit shall be paid to the Seller, credited against the Purchase Price, refunded to the Purchaser, or otherwise relinquished and disbursed in accordance with the terms of this Agreement. If the Purchaser shall provide the Notice To Proceed, pursuant to Paragraph 8B below, the Purchaser shall increase the Deposit to a total of Five Hundred Thousand Dollars and 00/100 ($500,000.00) by delivery of an additional Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00) to the Title Company within two (2) business days after the expiration of the Investigation Period. The Seller, Purchaser and Title Company shall execute the Earnest Money Escrow Agreement in the form attached hereto as Exhibit B and made a part hereof.

4. TITLE AND PERMITTED EXCEPTIONS. The Seller shall convey to the Purchaser good, marketable and insurable fee simple title to the Property subject only to the following items (the “Permitted Exceptions”):

A. Those liens, encumbrances, easements and other items set forth on Schedule B-2 of the Commitment to be secured by the Purchaser pursuant to Paragraph 5.A of this Agreement, and on the Survey to be secured by the Purchaser pursuant to Paragraph 5.A of this Agreement, which the Purchaser does not designate as being a Title Defect pursuant to Paragraph 6 of this Agreement;

B. The rights of parties in possession of all or any portion of the Land and Improvements under leases, subleases or other occupancy agreements, to the extent set forth and described in the current rent roll (“Rent Roll”) attached to this Agreement as Exhibit C, as the same shall be updated to the Closing Date;

C. Liens for taxes and assessments that are due and payable after the Closing Date, subject to the payment and proration of such taxes and assessments as provided in this Agreement; and

D. Such matters as would be disclosed by a current and accurate survey and inspection of the Land;

E. Zoning ordinances affecting the Subject Premises; and

F. Uncured Title Defects, if any, accepted by Purchaser pursuant to paragraph 6 infra.

5. EVIDENCE OF TITLE; SURVEY; LIEN SEARCHES.

A. Within three (3) calendar days from the Effective Date, the Purchaser shall order, at Purchaser’s Expense, a commitment (the “Commitment”) for a 1970 Form B (Rev. 10-17-70 and 10-17-84) American Land Title Association (“ALTA”) Owner’s Policy of Title Insurance (the “Owner’s Policy”), without the “standard” or “general” exceptions, issued by a nationally recognized title insurance company designated by the Purchaser (the “Title Company”), together with legible copies of all documents and instruments enumerated in Schedule B of the Commitment. The Commitment shall evidence that fee simple title to the Land and Improvements is vested in the Seller and the Policy Amount shown on the Commitment shall be in the amount of the Purchase Price. The legal description of the Land contained in the Owner’s Policy must conform to (i) the legal description shown on the Survey of the Land, and (ii) the legal description contained in the deed conveying title to the Land to the Purchaser. In addition, at Purchaser’s expense, the Purchaser may secure such endorsements to the Owner’s Policy as it deems necessary.

B. Within three (3) calendar days from the Effective Date, the Seller shall deliver to the Purchaser any and all existing title policies and survey(s) (the “Existing Survey”) currently in the possession or control of Seller. At its sole option, cost and expense, the Purchaser shall have fifteen (15) calendar days from and after its receipt of such survey(s) to either update such survey(s) or to secure a new ALTA/ACSM Land Title Survey (the “Survey”). The Survey shall be prepared by a certified land surveyor in compliance with the 2005 Minimum Standard Detail Requirements as adopted by the American Land Title Association and the National Society of Professional Surveyors, and shall otherwise be acceptable to the Purchaser and the Title Company. The Survey shall be prepared in accordance with the then-current “Accuracy Standards for Land Title Surveys” as adopted, from time to time, by the National Society of Professional Surveyors and the American Land Title Association. The Survey shall be certified to the Purchaser, the Title Company and the Purchaser’s lender, if any, and shall be dated (or redated) not more than thirty (30) calendar days prior to the Closing Date. The Survey shall contain such Table A Optional Survey Responsibilities and Specifications Items as the Purchaser deems necessary.

C. Prior to the Closing Date, the Purchaser may secure Uniform Commercial Code Financing Statement and Tax Lien Searches with respect to the Seller and the name of the Property from the State of Georgia and the County of Gwinnett, and the State of the Seller’s principal office, if not Georgia, dated within ten (10) calendar days prior to the Closing Date, evidencing that there are no security interests, pledges, liens, claims or encumbrances affecting the Property, including the Personal Property, except for security interests of a definite and ascertainable amount which may be removed by the payment of money at the Closing and which the Seller has the right to, and shall, remove at Closing.

6. TITLE AND SURVEY OBJECTIONS. Within ten (10) calendar days of the Effective Date of this Agreement, the Purchaser shall deliver to the Seller a written statement (“Title Defect Statement”) delineating any objections that the Purchaser may have to any exceptions, easements, encumbrances, interests, or other matters affecting title to the Property (“Title Defect(s)”), and/or any other matters shown on the Commitment and/or Survey, together with legible copies of all documents and instruments enumerated in Schedule B of the Commitment, and the Survey, (either new or updated, as the case may be) in the respective forms specified in this Agreement. If the Survey has not been received by the Purchaser prior to the deadline for the delivery of the Purchaser’s Title Defect Statement, the Purchaser’s Title Defect Statement shall be prepared based on the matters shown on the Existing Survey. If Purchaser delivers a Title Defect Statement to the Seller, the Seller shall have five (5) calendar days after Seller’s receipt of the Title Defect Statement to review the Title Defect Statement and to notify the Purchaser, in writing, (“Seller’s Title Defect Response”) which, if any, of the Title Defects the Seller does not intend to cure or remove. If the Seller fails to timely deliver to the Purchaser a Seller’s Title Defect Response, the Seller shall cure and remove all Title Defects set forth in the Purchaser’s Title Defect Statement prior to the Closing. If the Seller’s Title Defect Response provides that any Title Defect delineated by the Purchaser in its Title Defect Statement will not be cured or removed by the Seller prior to the Closing the Purchaser may elect to either; (i) approve the Commitment and Survey and accept title to the Property subject to any such uncured Title Defect; provided, however, the Purchaser shall have the right to deduct from the Purchase Price funds necessary to satisfy outstanding construction, broker’s, mortgage-related or judgment liens, and any special assessments or deferred or delinquent real estate taxes, or (ii) terminate this Agreement. If the Seller fails to cure or remove any Title Defect delineated by the Purchaser in its Title Defect Statement which the Seller is obligated to cure or remove as provided herein prior to the Closing the Purchaser may elect to either; (i) approve the Commitment and Survey and accept title to the Property subject to any such uncured Title Defect; provided, however, the Purchaser shall have the right to deduct from the Purchase Price funds necessary to satisfy outstanding construction, broker’s, mortgage-related or judgment liens, and any special assessments or deferred or delinquent real estate taxes, or (ii) terminate this Agreement. The removal or cure of any Title Defect shall be evidenced by an endorsement to, or revision of, the Commitment and/or a revision of the Survey that shows such Title Defect to be cured or removed and which is reasonably acceptable to the Purchaser. If at anytime prior to the Closing, the Purchaser shall update the Commitment and such Commitment discloses any new liens, encumbrances or other matters that are not Permitted Exceptions or if the initial Purchaser’s Title Defect Statement is based on matters shown on the Existing Survey and the Survey discloses new matters not reflected in the Existing Survey (in each case, a “New Title Defect(s)”) and any New Title Defect is unacceptable to the Purchaser, Purchaser may, at any time within five (5) calendar days after receiving such updated Commitment or Survey, as the case may be, deliver to the Seller another objection statement with respect to any New Title Defect and the process described in this Paragraph 6 shall apply thereto. Upon any such termination by the Purchaser, the Deposit shall be immediately returned to the Purchaser and each party shall be released from all duties and obligations under this Agreement, except as otherwise provided in this Agreement. The Closing Date shall be extended to the extent necessary to allow for the time periods provided in this Paragraph 6.

7. INFORMATION AND ACCESS TO THE PROPERTY.

A. Within three (3) calendar days from the Effective Date, the Seller shall deliver to the Purchaser, (and the Purchaser shall have continuing access thereto), the property information as set forth on Exhibit D attached hereto and made a part hereof.

B. From and after the Effective Date through and including the Closing Date or the earlier termination of this Agreement, the Seller hereby grants to the Purchaser, its employees, agents, consultants and contractors, the right to enter onto the Property for the purpose of conducting such studies, tests, examinations, inquiries, inspections and investigations, including by way of illustration and not limitation, engineering and feasibility studies, soil tests, hydrology studies, percolation tests and surveys, which the Purchaser deems appropriate. The Purchaser agrees to pay all of the costs and expenses associated with its investigation and testing and to repair and restore, at the Purchaser’s expense, any damage to the Property caused by the Purchaser’s investigations or testing. The Purchaser also agrees to hold the Seller harmless from all costs, expenses and liabilities arising out of the Purchaser’s negligence or willful misconduct or that of its employees, agents, consultants or contractors in performing its evaluation of the Property, except that the Purchaser shall have no responsibility to the Seller, and the Seller hereby releases the Purchaser from liability for any damage to persons or property or any release arising out of existing environmental conditions or subterranean structures or utilities. The Purchaser shall not permit any construction liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by the Purchaser or any other party in connection with any inspections conducted by or for the Purchaser. The Purchaser shall give notice to the Seller a reasonable time prior to entry onto the Property and shall permit the Seller to have a representative present during all inspections conducted at the Property. The terms of this paragraph shall survive the Closing or termination of this Agreement, as the case may be. Purchaser may conduct interviews of the tenants and Seller shall cooperate with Purchaser and use reasonable efforts for tenants to be available for interviews.

8. INVESTIGATION PERIOD.

A. The Purchaser shall have a period of fifteen (15) calendar days from the Effective Date (the “Investigation Period”) to physically inspect the Property, to evaluate the financial viability of acquiring the Property for the Purchaser’s intended use and to investigate and confirm any and all other matters which the Purchaser may desire to confirm with respect to the Property. If the Purchaser is not satisfied with the results of its inspection, evaluation and investigation of the Property, or if the Purchaser elects not to proceed with the transaction contemplated by this Agreement for any other reason, or for no reason, in the Purchaser’s sole and absolute discretion, the Purchaser may terminate this Agreement, in the manner hereinafter provided.

B. If the Purchaser notifies the Seller, in writing, (the “Notice to Proceed”) at any time prior to the expiration of the Investigation Period, that the Purchaser is satisfied with its inspection and evaluation of the Property and intends to proceed with the purchase of the Property, the Purchaser’s right to terminate this Agreement under this Paragraph 8 shall be waived and this Agreement shall remain in full force and effect. If the Purchaser does not provide the Notice To Proceed prior to the expiration of the Investigation Period, this Agreement shall automatically terminate and be of no further force and effect and the Title Company shall immediately return the Deposit to the Purchaser and both parties shall be released from all duties and obligations under this Agreement, except as otherwise specifically provided in this Agreement.

C. On or before the expiration of the Investigation Period, the Purchaser may deliver written notice to the Seller (the “Property Contracts Notice”) specifying any Property Contracts with respect to which the Purchaser desires to have the Seller deliver notices of termination at the Closing (the “Terminated Contracts”) whereupon such Terminated Contracts shall not be assigned to, or assumed by, the Purchaser. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, the Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If the Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Investigation Period, there shall be no Terminated Contracts and the Purchaser shall assume all Property Contracts at the Closing. Notwithstanding anything to the contrary set forth in this paragraph, prior to the Closing Date the Seller shall terminate any and all management contracts pertaining to the Property.

9. SELLER’S REPRESENTATIONS AND WARRANTIES. The Seller hereby makes the following covenants, representations and warranties to the Purchaser as of the Effective Date, and as of the Closing Date with the understanding that each of the following covenants, representations and warranties are material and have been relied upon by the Purchaser in connection herewith:

A. The Seller has good, marketable and insurable fee simple title to the Land and Improvements, has entered into no agreement that would limit or restrict the Seller’s right to enter into this Agreement and fulfill its obligations hereunder, and otherwise has the ability to convey to the Purchaser good, marketable and insurable fee simple title to the Property, subject only to the Permitted Exceptions.

B. To the best of the Seller’s knowledge, the Property is not subject to any construction liens, nor are there any third parties in or entitled to possession, occupancy or use of the Property except as set forth on the Rent Roll.

C. The Rent Roll and Tenant Leases to be delivered by the Seller to the Purchaser, as they shall be updated from time to time through and including the Closing Date, are and shall be complete, true and accurate in all material respects, and to the best of the Seller’s knowledge: (i) the Tenant Leases are in full force and effect and have not been modified or amended except as disclosed, in writing, to the Purchaser; (ii) there are no defenses or offsets thereto by the Tenant(s) thereunder; and (iii) there are no defaults by the Seller, as landlord, or the Tenant(s) under such Tenant Leases.

D. The Property Contracts to be delivered by the Seller to the Purchaser, as they shall be updated from time to time through and including the Closing Date, are and shall be complete, true and accurate in all material respects and there are no defaults under such Property Contracts.

E. The Seller has not received any notice of, nor is it aware of, any pending action to take all or any portion of the Property, nor has the Seller agreed or committed to dedicate any part of the Property.

F. The Property has free and full access to and from all adjoining streets, roads and highways, including but not limited to Professional Drive, and there is no pending or, to the best of the Seller’s knowledge, threatened action that would limit or impair such access.

G. To the best of the Seller’s knowledge the Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes that, in such case, will result in additional, catch-up ad valorem taxes in the future in order to recover the amounts previously abated or deferred. There are no minimum value, minimum tax or other agreements with respect to the Property that would restrict the Purchaser’s right to contest the value or taxes attributable to the Property. The Property is not subject to any special assessments, an assessment district or any other governmental or quasi-governmental financing for the payment of any on or off-site improvements. The Property has been fully assessed since the construction of all Improvements has been completed.

H. To the best of the Seller’s knowledge neither the Property nor its use is in violation of any local governmental rule, ordinance, regulation or building code, nor is there a pending or threatened investigation regarding a possible violation of any of the foregoing.

I. The Seller has not received any notice of, nor is it aware of, any litigation or administrative proceeding pending or threatened (including the expiration of any appeal period with respect thereto) relating to the Property or to its use which may adversely affect the validity of any license, permit or other governmental determination or authorization necessary to the operation of the Property.

J. From the Effective Date and through and including the Closing Date or the earlier termination of this Agreement, the Seller agrees to operate the Property consistent with the Seller’s operation of the Property prior to the Effective Date, and during such period the Seller agrees to: (i) refrain from transferring any portion of the Property or granting, or permitting the creation of, any easements, liens, claims, charges, mortgages, pledges, security interests, restrictions, or encumbrances upon the Property, (ii) refrain from entering into any contracts or other commitments burdening the Property without the prior written consent of the Purchaser which consent may be withheld in the Purchaser’s sole and absolute discretion; provided, however, that the Seller may, without the Purchaser’s consent, enter into any contract in the ordinary and usual course of business provided that any such contract may be terminated on no more than thirty (30) calendar days’ written notice; (iii) refrain from entering into any lease of the Property without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld; (iv) refrain from modifying, amending, terminating or renewing any existing lease(s) burdening the Property without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld; (v) refrain from consenting to any assignment or sublease in connection with any lease without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld; (vi) with the exception of ongoing cosmetic improvements, refrain from constructing any new improvements on, above or below the surface of the Land without the prior written consent of the Purchaser, which consent may be withheld in the Purchaser’s sole and absolute discretion (vii) keep in effect public liability and hazardous and extended coverage insurance for the Property, which insurance may be in the form of a blanket policy or policies; and (viii) use reasonable efforts to deliver to the Purchaser, promptly after receipt thereof, copies of all notices of violations of any laws, ordinances, regulations, orders, codes or requirements of any governmental authority having jurisdiction over the Property or the use or operation thereof.

K. The Seller is not a “foreign person” as contemplated by Section 1445 of the Internal Revenue Code. Neither the Seller nor any of its affiliates is a person or entity with whom U.S. persons or entities are restricted or prohibited from doing business under any laws, orders, statutes, regulations or other governmental action relating to terrorism or money laundering (including Executive Order No. 13224 effective September 24, 2001, and regulations of the Office of Foreign Asset Control of the Department of the Treasury) (“Blocked Persons”), and, to the best of the Seller’s knowledge, neither the Seller nor any of its affiliates engages in any dealings or transactions with any Blocked Person or is otherwise associated with a Blocked Person.

L. The Seller has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by the Seller pursuant hereto, and all required actions and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of the Seller are and shall be duly authorized to sign the same on the Seller’s behalf and to bind the Seller thereto.

M. This Agreement and all documents to be executed pursuant hereto by the Seller are and shall be binding upon and enforceable against the Seller in accordance with their respective terms, and the transaction contemplated hereby will not result in a breach of, or constitute a default or permit acceleration and maturity under, any indenture, mortgage, deed of trust, loan agreement or other agreement to which the Seller or the Property is subject or by which the Seller or the Property is bound.

N. The Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by the Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of the Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

O. To the best of the Seller’s knowledge all utility services, including water, sanitary sewer, storm sewer, gas, electric, telephone and cable television facilities, are available to service the Property with connections at the boundary lines of the Property which adjoin public streets or pass through or are located on adjoining private land pursuant to easements running in favor of the Property.

P. To the best of the Seller’s knowledge, all information pertaining to the Property delivered by the Seller to the Purchaser, including by way of illustration and not limitation, all books, records, financial statements, leases, mortgages, contracts and other documents, is and shall be, complete, true and accurate, in all material respects.

Q. At or before the Closing Date, Seller shall have paid or shall have caused to pay all outstanding amounts due under all outstanding contracts affecting the Property through the Closing Date.

R. At or before the Closing Date, Seller shall have paid or shall have caused to pay in full all outstanding monetary liens affecting the Property, if any.

S. Unless otherwise agreed in writing by the Purchaser as of the Closing Date, Seller shall terminate all Management Contracts, Service Contracts and Broker Leasing Agreements affecting the Property.

T. There has not been, and prior to the Closing Date will not be, discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Property, and to the best of the Seller’s knowledge, the Property is free of and does not contain, any “toxic or hazardous substance”, asbestos, urea formaldehyde insulation, PCBs, radioactive material, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, “Contaminants”) prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations or ordinances (collectively the “Environmental Laws”), and there are no substances or conditions in or on the Property which may support a claim or cause of action under any of the Environmental Laws. The Seller has no knowledge of any suit, action or other legal proceeding arising out of or related to any Environmental Laws with respect to the Property which is pending or threatened before any court, agency or government authority, and Seller has not received any notice that the Property is in violation of the Environmental Laws. Notwithstanding the above, the Purchaser acknowledges that the Property is occupied by medical tenants that may, in the normal course of their business, use substances considered hazardous.

Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties set forth in this paragraph 9 shall survive Closing for a period of one (1) year from and after the Closing Date and then terminate (the “Termination Date”). Purchaser shall not have the right to recover damages from the Seller for any breach of such terminated representations and warranties if Purchaser has not notified Seller in writing of such alleged breach prior to the Termination Date.

10. SELLER’S LIABILITIES. Except as otherwise expressly provided in this Agreement, the Purchaser does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition, of which the Seller has actual knowledge, prior to the Closing Date with respect to the Property, and the Seller shall be responsible for any and all such claims, liabilities, liens, obligations, costs and expenses directly or indirectly arising out of or in connection with (i) any such claims resulting from property damage or injuries to persons, including death, caused by any occurrence at the Property or in connection with the Property’s use, maintenance, operation or improvement prior to the Closing; and (ii) any such claims resulting from any work, labor or materials furnished to the Property by any party other than the Purchaser prior to the Closing Date, whether or not a lien is filed against the Property as a result of the furnishing of such work, labor or materials.

11. PURCHASER’S REPRESENTATIONS AND WARRANTIES. The Purchaser hereby makes the following representations and warranties to the Seller as of the Effective Date, and as of the Closing Date, with the understanding that each of the following covenants, representations and warranties are material and have been relied upon by the Seller in connection herewith:

A. The Purchaser has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by the Purchaser pursuant hereto, and all required actions and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of the Purchaser are and shall be duly authorized to sign the same on the Purchaser’s behalf and to bind the Purchaser thereto.

B. This Agreement and all documents to be executed pursuant hereto by the Purchaser are and shall be binding upon and enforceable against the Purchaser in accordance with their respective terms.

C. The Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by the Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of the Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

12. PURCHASER’S DEFAULT. If the Purchaser has provided its Notice To Proceed to the Seller and thereafter this transaction fails to close as a result of a material default by Purchaser with respect to any of the terms of this Agreement, and such material default continues for a period of ten (10) calendar days after the Seller notifies the Purchaser in writing of such event, the Seller’s sole and exclusive remedy for such material default shall be the cancellation and termination of this Agreement and the right to receive and retain the Deposit. Upon such termination, each party shall be released from all duties and obligations under this Agreement (except as otherwise provided in this Agreement), and the Title Company shall immediately pay the Deposit to the Seller as liquidated damages and as the Seller’s sole and exclusive remedy, it being understood and agreed that the Seller is hereby releasing and/or waiving any right it might have to either specifically enforce this Agreement or to sue for damages. The Seller has agreed to this liquidated damages provision because of the difficulty of ascertaining the Seller’s actual damages given the uncertainties of the real estate market, fluctuating property values and differences of opinion with respect to such matters and has agreed that the liquidated damages are intended not as a penalty.

13. SELLER’S DEFAULT. If this transaction fails to close as a result of a default by Seller with respect to any of the terms of this Agreement, and such default continues for a period of ten (10) calendar days after the Purchaser notifies the Seller in writing of such event, the Purchaser shall be entitled to the return of the Deposit and may, at its option, elect to:

A. Terminate this Agreement upon written notice to the Seller, in which event, both parties shall be released from all duties and obligations under this Agreement, except as otherwise specifically provided in this Agreement, and the Deposit shall be returned to the Purchaser; or

B. Enforce specific performance of the Seller’s obligations under this Agreement, including specifically the conveyance of the Property to the Purchaser in the condition required hereby; and/or

C. If, and only if, Seller’s default is (i) a willful refusal by Seller to convey the Property to Purchaser as required by this Agreement or (ii) Seller’s refusal to correct a breach or defect which is within the Seller’s reasonable control, seek an immediate return of the Deposit and immediate reimbursement of all out-of-pocket costs and expenses incurred by the Purchaser in connection with its proposed acquisition of the Property including, but not limited to, legal fees. In the event that the Purchaser elects to seek reimbursement of such costs and expenses from the Seller, the Seller’s liability to Purchaser for all such costs and expenses shall be limited to the Purchaser’s actual out-of-pocket costs and expenses incurred by the Purchaser in connection with its proposed acquisition of the Property, and the Purchaser shall not claim, sue for or accept an award in excess of such amount. In no event shall the Purchaser have the right to recover from the Seller any special or consequential damages pursuant to this Paragraph 13C. If the Seller reimburses the Purchaser for all costs and expenses as set forth above, and the purchase and sale of the Property is not consummated in accordance with this Agreement, the Purchaser shall deliver to the Seller, at no cost or expense to the Seller, to the extent not previously delivered to the Seller, all title materials, surveys, plans, specifications, engineering and mechanical data generated, collected, prepared or compiled in connection with the Purchaser’s investigations, examinations, tests or inspections of the Property; provided, however, that if the purchase and sale of the Property is not consummated in accordance with this Agreement due to a default by the Seller, the Purchaser shall not be obligated to deliver such materials until such time as the Purchaser has received any remedies to which it is entitled under this paragraph.

14. CONDITIONS PRECEDENT TO CLOSING. The Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

A. All of the documents and instruments required to be delivered by the Seller to the Purchaser or Title Company, as the case may be, at the Closing pursuant to the terms and conditions hereof shall have been delivered;

B. Each of the representations, warranties and covenants of the Seller contained herein shall be true in all material respects as of the Closing Date;

C. The Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the Seller hereunder;

D. There shall have been no material adverse change in the physical or operational condition of the Property or any condition on the Property that could lead to or result in alleged violations or claim(s) of violation of any Environmental Laws.

E. No later than ten (10) calendar days prior to the Closing Date Seller shall cause to be delivered to the Purchaser for its review and approval fully executed tenant estoppel certificates, dated not earlier than thirty (30) days prior to the Closing Date for not less than ninety-five percent (95%) of the leased square feet of the Property The form of the estoppel certificates shall be provided by the Purchaser. If there are material Conditions Covenants and Restrictions (“CC&Rs”) applicable to the property, Seller shall deliver to Buyer (as a condition to closing) an estoppel from the association that there is no default under the CC&Rs. As a condition of closing Seller will obtain Subordination Nondisturbance and Attornment Agreements (“SNDA”), in a form provided by the Purchaser, for all tenants whose leased space is equal or greater than 5,000 square feet, and Seller will use reasonable efforts to obtain executed SNDA for all tenants.

F. The Title Company shall be ready, willing and able to issue to the Purchaser the marked-up title commitment obligating the Title Company to issue the Owner’s Policy to the Purchaser in accordance with the terms of this Agreement and Paragraph 15.C.3.

G. On the Closing Date, Seller shall assign, and Purchaser shall assume, all of Seller’s right, title and interest in, and all of Seller’s obligations and liabilities under, the first mortgage lien with a principal a balance of approximately $5,761,384 (“Existing Loan”) in the form of a loan assumption or transfer (“Loan Assignment”) pursuant to the Assumption Agreement (defined below). The parties agree that the Loan Assignment is subject to lender’s approval. In the event the Loan Assignment is not approved by the lender, Purchaser shall receive a full refund of the Earnest Money. Within three (3) calendar days after the end of the Inspection Period, Seller shall contact lender regarding the conveyance of the Property and the assumption by Purchaser of the Existing Loan. Purchaser shall reasonably cooperate with Seller and lender in expediting the Loan Assignment approval process. Purchaser shall promptly furnish all information and pay all amounts reasonably requested by lender in connection therewith and shall cooperate with Seller in Seller’s direct communication with lender. Purchaser shall pay any processing fees and expenses and any assumption fee imposed by lender when due. In connection with the Loan Assignment, the parties will endeavor in good faith to fully negotiate an assumption agreement in form and substance satisfactory to Purchaser and lender (the “Assumption Agreement”) including:

(1) The consent and agreement of lender to: (A) the conveyance of the Property by Seller to Purchaser, (B) an assumption by Purchaser of all obligations and liabilities of Seller under or with respect to the Existing Loan that relate to events that occur on or after the Closing Date, (C) a release of Seller from all obligations and liabilities with respect to the Existing Loan that relate to events that occur on or after the Closing Date, (D) Seller’s assignment to Purchaser, and Purchaser’s acceptance and assumption, of the Escrowed Sums, and (E) the deletion of any “other indebtedness”, “cross-default”, “cross-collateralization” or other provision that is unacceptable to Purchaser in Purchaser’s reasonable discretion; and

(2) An estoppel from lender stating (A) that the Existing Loan Documents constitute all of the documents that evidence, secure or relate to the Existing Loan, (B) that lender is the owner and holder of the existing loan documents, (C) that there is no uncured breach or default by Seller nor any event or circumstance that may result in a default under the existing loan documents, (D) the unpaid principal balance on the Existing Loan as of the Closing Date (which is approximately $5,761,384) and the date through which all payments due under the existing loan documents have been paid, (E) the amount of all escrowed sums as of the Closing Date, (F) that there are no overdue installments of interest or principal under the existing loan documents, and (G) that the existing loan documents are in full force and effect.

H. If any condition precedent is not met Purchaser may (i) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (ii) notify Seller of Purchaser’s election to terminate this Agreement and receive a return of the Deposit whereupon both parties shall be released from all duties and obligations under this Agreement, except as otherwise specifically provided in this Agreement. Notwithstanding the foregoing, if any such failure constitutes a default by the Seller, Purchaser shall have the right to exercise any of its remedies set forth in this Agreement.

15. CLOSING. Subject to any extension provided herein or agreed to in writing by the parties, the closing of this transaction shall take place in the office of the Title Company on a date (the “Closing Date”) designated by the Purchaser in writing to the Seller, such date to be no later than five (5) calendar days from the date the loan assumption as described in Paragraph 14.G is approved by lender. As used in this Agreement, the term “Closing” shall mean the consummation of the transaction contemplated by this Agreement and the performance by the Seller, the Purchaser and Title Company of their respective obligations under this paragraph. Sole and exclusive possession and occupancy of the Property shall be given by the Seller to the Purchaser at the time of Closing subject to the rights of those tenants set forth in the Rent Roll. The following procedure shall govern the Closing:

A. On or before the Closing Date, the Seller shall execute and deliver (or cause to be delivered, in the case of the documents and instruments to be executed by another party or other parties), to the Title Company, the following:

1. an original limited warranty deed (“Deed”), which shall (i) be in recordable form, (ii) convey good, marketable and insurable fee simple title to the Property to the Purchaser, subject only to the Permitted Exceptions, and (iii) be properly executed and acknowledged by the Seller; the Deed shall be in form and substance satisfactory to the Purchaser and the Title Company;

2. Current tax receipts;

3. four (4) original executed closing statements;

4. entity authority documentation, an owner’s affidavit, order to issue and any other documentation reasonably requested by the Title Company in order to confirm the authority of the Seller to consummate this transaction and to permit the Title Company to issue to the Purchaser the Owner’s Policy.

5. four (4) original executed affidavits, complying with the requirements of Section 1445 of the Internal Revenue Code, affirming that the Seller is not a “foreign person” as defined therein;

6. such funds, if any, as may be required of the Seller to pay closing costs or charges properly allocable to the Seller, or an authorization to the Title Company to deduct such amounts from the Purchase Price proceeds;

7. four (4) original executed certificates confirming the truth and accuracy as of the Closing Date of the Seller’s representations and warranties set forth in this Agreement;

8. invoices from all brokers entitled to receive a commission or fee in connection with the transaction contemplated by this Agreement.

9. four (4) original executed bills of sale, with warranties of title, transferring to the Purchaser all of the Seller’s right, title and interest in any Personal Property;

10. all original Property Contracts;

11. a current Rent Roll certified by the Seller as being true and accurate as of the Closing Date;

12. all original Tenant Leases;

13. all original executed tenant estoppel certificates and SNDAs (as hereinafter defined) in form and substance satisfactory to the Purchaser and its lender;

14. four (4) original executed assignment agreements wherein the Seller assigns, and the Purchaser assumes, all of the Seller’s right, title and interest in and to the Tenant Leases and those Property Contracts that the Purchaser has elected to assume;

15. a notice to Tenants regarding the transfer of the Property in form and substance satisfactory to the Purchaser;

16. four (4) original executed assignment agreements transferring to the Purchaser all of the Seller’s right, title and interest in and to the Intangible Property;

17. four (4) original executed assignment agreements wherein the Seller assigns, and the Purchaser assumes, all of the Seller’s right, title and interest in and to the Property Contracts that the Purchaser has elected to assume;

18. a paid receipt (to the Closing Date) for water and sewer from the municipal authority responsible for the same if unpaid water and sewer charges constitute a lien against the Property. If the Seller does not provide such paid receipt, the Seller shall escrow One Thousand and No/100 Dollars ($1,000.00) with the Title Company in case the readjustment provided in Paragraph 18 is required;

19. A lien waiver from the Brokers in the form customarily used in the State of Georgia; and

20. A certificate, in the form required by the State of Georgia, certifying that the Seller is exempt from the requirement to withhold taxes in connection with the sale of the Property, or, alternatively, such taxes will be withheld and paid to the Title Company for disbursement to the State of Georgia, in accordance with Georgia law.

B. On or before the Closing Date (except for the balance of the Purchase Price which is to be delivered on the Closing Date), the Purchaser shall execute and deliver to the Title Company the following:

1. four (4) original executed counterpart closing statements;

2. four (4) original executed counterpart assignment agreements wherein the Seller assigns, and the Purchaser assumes, all of the Seller’s right, title and interest in and to the Tenant Leases and those Property Contracts that the Purchaser has elected to assume; and

3. four (4) original executed counterpart assignment agreements transferring to the Purchaser all of the Seller’s right, title and interest in and to the Intangible Property;

C. After the Title Company has received all of the items to be deposited with it, and is in a position to issue the Owner’s Policy, the Title Company shall,

1. record the Deed, without intervening documents, instructing the Recorder’s Office to return the recorded documents to the Purchaser;

2. record any other documents and instruments executed by the parties or either of them which are contemplated by this Agreement to be placed of record;

3. issue to the Purchaser a marked-up commitment or pro forma policy of title insurance obligating the Title Company to issue the Owner’s Policy to the Purchaser, as expeditiously as possible after the Closing, in accordance with the terms of this Agreement;

4. charge the Purchaser for the cost of recording the Deed, and for one-half of the closing fee, if any;

5. charge the Seller for the cost of issuing the Commitment and the Owner’s Policy, including, but not limited to, the premium and any abstracting, search or service charges;

6. charge the Purchaser for the cost of any endorsements to the Owner’s Policy that are not required to cure a Title Defect;

7. charge the Seller for the cost of all deed transfer, revenue or similar taxes with respect to the sale of the Property, for the cost of recording any documents clearing title to the Property, for the cost of all broker’s fees and commissions, and for one-half of the closing fee;

8. disburse all closing proceeds in its possession in accordance with the closing statements executed by the Seller and the Purchaser; and

9. distribute two complete original sets of the closing documents to the Seller and the Purchaser.

Any supplemental closing instructions given by either party shall also be followed by the Title Company, provided they do not conflict with any instructions set forth herein or are consented to in writing by the other party. The Seller and the Purchaser, and their respective counsel, shall negotiate the terms and conditions of all documents and instruments to be executed and delivered in connection with this Agreement in good faith. The Seller and the Purchaser agree that they shall each prepare, execute and/or deliver to the other such other documents or instruments as shall be reasonably required by such parties’ legal counsel and/or the Title Company to consummate the transaction contemplated by this Agreement and/or to issue the Owner’s Policy which, in the other parties’ legal counsel’s opinion, does not increase such parties’ liability or decrease such parties’ rights.

16. CONDEMNATION. If a petition to condemn all or any portion of the Property, any interest therein or any access thereto is filed prior to the Closing Date, the Seller shall immediately provide the Purchaser with notice and a copy thereof. If the Purchaser reasonably concludes that the taking would render the portion and/or interests remaining unsuitable for the Purchaser’s intended use of the Property, and if the Purchaser so notifies the Seller in writing within thirty (30) days after receipt of such notice and petition from the Seller, then this Agreement shall terminate. Upon termination, the Deposit shall be immediately returned to the Purchaser and both parties shall be released from all duties and obligations under this Agreement, except as otherwise provided in this Agreement. If the Agreement is not terminated pursuant to the preceding sentence, the Closing Date and the Purchase Price shall not be affected, it being agreed that if the award is paid prior to the Closing, such amount shall be held in escrow and delivered to the Purchaser at the Closing, and if the award has not been paid before the Closing, then at the Closing the Seller shall assign to the Purchaser all of its right, title and interest with respect to such award and shall further execute any other instrument requested by the Purchaser to assure that such award is paid to the Purchaser. If the Purchaser does not terminate this Agreement, it shall have the right to contest the condemnation of the Property and/or the award resulting from such condemnation. The Seller shall not agree to or accept any compromise or condemnation award without obtaining the Purchaser’s prior written approval.

17. CASUALTY. The Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until Closing. If the Property, or any portion thereof, suffers any damage prior to Closing from fire or other casualty, then the Purchaser may either (i) terminate this Agreement by written notice to the Seller within ten (10) calendar days after the Seller notifies the Purchaser of the casualty, in which event, notwithstanding any provision herein to the contrary, the Deposit, including any portions thereof previously released or paid to the Seller, shall be returned to the Purchaser and this Agreement shall be terminated and have no further force or effect, or (ii) consummate the Closing, in which event the Closing Date shall be extended to the extent necessary and the Seller shall deliver to the Purchaser, at Closing, any insurance proceeds (including any proceeds of rental interruption insurance) received by the Seller in respect of such casualty or assign to the Purchaser, at Closing, all of the Seller’s right, title and interest in any claim to proceeds of any insurance covering such damage (including rental interruption insurance) and the Seller shall be responsible for either paying all required deductibles or, in the alternative, Purchaser shall be entitled to a credit against the Purchase Price in the amount of all required deductibles. If the Purchaser fails to timely deliver to the Seller written notice of termination of this Agreement as described in (i) above, then the Purchaser shall be deemed to have elected to proceed in accordance with (ii) above.

18. CLOSING PRORATIONS AND ADJUSTMENTS. All normal and customary proratable items, including by way of illustration and not limitation, real estate taxes and assessments, collected rents, operating expenses, personal property taxes and other operating expenses and fees, shall be prorated as of the Closing Date, the Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by the Seller attributable to the period on or after the Closing Date, if assumed by the Purchaser) and the Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Such adjustments shall be paid by the Purchaser to the Seller (if the prorations result in a net credit to the Seller) or by the Seller to the Purchaser (if the prorations result in a net credit to the Purchaser) by increasing or reducing the cash to be paid by the Purchaser at Closing.

A. All real and personal property taxes and assessments (general or special) which have become due and payable; all charges for improvements or services already made to, or which benefit the Property, which have not yet become due and payable; and all assessments (general or special) arising out of or in connection with any assessment district created or confirmed prior to the Closing Date shall be paid in full by the Seller at the Closing whether due in installments or otherwise. All real and personal property taxes (“Current Taxes”) levied against any portion of the Property during the calendar year in which the Closing Date occurs shall be prorated and adjusted as of the Closing Date such that the Seller is responsible for that portion of the Current Taxes allocable to the period from the beginning of such calendar year to the Closing Date, and the Purchaser is responsible for that portion of the Current Taxes allocable to the period from the Closing Date through the end of the calendar year. If the tax bills for the Current Taxes have not been issued as of the Closing Date, the Seller and the Purchaser agree to use the amount of the taxes for the calendar year immediately preceding the calendar year in which the Closing Date occurs for the purpose of computing prorations under this paragraph and such prorations shall be adjusted between the Seller and the Purchaser upon presentation of written evidence that the actual taxes due and payable during the calendar year in which the Closing Date occurs differ from the amounts used at Closing.

B. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, the Purchaser hereby agrees to pay all such taxes and to indemnify and save the Seller harmless from and against all liabilities for such taxes. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property prior to the Closing Date, the Seller hereby agrees to pay all such taxes and to indemnify and save the Purchaser harmless from and against all liabilities for such taxes. Such indemnities shall survive the Closing and not be merged therein.

C. The final readings and final billings for utilities will be made, if possible, as of the Closing Date, in which case the Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing or upon receipt of the applicable bills, if necessary. The Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and the Seller shall notify each utility company serving the Property to terminate the Seller’s account, effective as of noon on the Closing Date.

D. If applicable, charges under any ongoing Property Contracts that are assigned by the Seller to the Purchaser, pursuant to the Purchaser’s request, shall be adjusted and prorated between the Seller and the Purchaser as of the Closing Date.

E. All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date (prorated for any partial month). The Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date. The Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to either (i) non-delinquent rents which have not been collected as of the Closing Date, or (ii) delinquent rents existing, if any, as of the Closing Date (the foregoing (i) and (ii) referred to herein as the “Uncollected Rents”). In adjusting for Uncollected Rents, no adjustments shall be made in the Seller’s favor for rents which have accrued and are unpaid as of the Closing, but the Purchaser shall pay the Seller such accrued Uncollected Rents as and when collected by the Purchaser. The Purchaser agrees to bill tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents, provided, however, that the Purchaser’s obligation pursuant to this sentence shall not obligate the Purchaser to terminate any Tenant Lease with an existing tenant, evict any existing tenant from the Property or commence a lawsuit. To the extent that the Purchaser subsequently collects any Uncollected Rents or revenues allocable to the period prior to the Closing Date, the Purchaser shall remit the same to the Seller; however, except as specifically provided herein, the Purchaser is assuming no obligation whatsoever for the collection of such Uncollected Rents or revenues, and all Uncollected Rents and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to current rentals and revenues, if any, then due under the leases or otherwise. Notwithstanding the forgoing, if the Purchaser collects rents from a tenant, which has accrued Uncollected Rents, such collections will first be applied to current rents of the tenant, then to satisfy any outstanding delinquencies of the tenant attributable to post-closing obligations, and then to cover any outstanding delinquencies to Seller attributable to Uncollected Rents.

F. To the extent permitted in the Tenant Leases affecting the Property, and to the extent same has not been completed by the Seller prior to the Closing Date, the Purchaser shall, with the Seller’s cooperation, invoice all tenants for common area maintenance charges, taxes, insurance and other “additional rent” charges which tenants are required to pay under said Tenant Leases, and attributable to calendar year 2007. The Purchaser shall use its best efforts to collect such revenues and to the extent the Purchaser collects such revenues allocable to the period prior to the Closing Date, the Purchaser shall remit the same to the Seller; provided, however, the Purchaser is assuming no obligation whatsoever for the collection of such revenues, and all revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to current revenues, if any, then due under the leases. At such time as the Purchaser invoices tenants for common area maintenance charges, taxes, insurance and other “additional rent” charges which tenants are required to pay under said leases and attributable to calendar year 2006, to the extent the Purchaser collects such revenues allocable to the period prior to the Closing Date, the Purchaser shall remit the same to the Seller in accordance with the foregoing terms and conditions.

G. All accrued wages, social security, payroll taxes, unemployment compensation, worker’s compensation, vacation pay, fringe benefits and items of a similar nature due persons employed in connection with the operation and maintenance of the Property shall be paid by the Seller through the Closing Date.

H. At Closing, the Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) tenant deposits, including, but not limited to, security, damage or other refundable deposits or required to be paid by any of the tenants to secure their respective obligations under the Tenant Leases, together, in all cases, with any interest payable to the tenants thereunder as may be required by their respective tenant lease or state law (the “Tenant Security Deposit Balance”). Any cash (or cash equivalents) held by the Seller which constitute the Tenant Security Deposit Balance shall be retained by the Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by the Seller pursuant to this Agreement (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by the Purchaser.

I. Seller shall be responsible for paying all deed transfer, revenue or similar taxes with respect to the sale of the Property to Purchaser, and for the cost of recording any documents clearing title to the Property.

J. In general, and except as provided in this Agreement or the closing documents, the Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period prior to the Closing Date and the Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on and after the Closing Date. The Purchaser or the Seller may request that the Purchaser and the Seller undertake to re-adjust any item which has been prorated in accordance with the provisions of this Agreement; provided, however, that neither party shall have any obligation to re-adjust any items after the expiration of ninety (90) calendar days after Closing unless such items exceed $1,000.00 in magnitude (either individually or in the aggregate). The provisions of this paragraph shall survive the Closing and delivery of the Deed to the Purchaser.

19. BROKER. The Seller warrants to the Purchaser that the Seller has not taken any action in connection with this transaction that would result in any real estate broker’s fee, finder’s fee, or other fee being due or payable to any party, other than Dekalb Realty Company, Inc. dba Sperry Van Ness (“Seller’s Broker”). The Seller agrees to pay to the Broker, at Closing, a commission of five percent (5.0%) of the Purchase Price. The Purchaser warrants to the Seller that the Purchaser has not taken any action in connection with this transaction that would result in any real estate broker’s fee, finder’s fee, or other fee being due or payable to any party other than the Brokers The Purchaser warrants to the Seller that the Purchaser has not taken any action in connection with this transaction that would result in any real estate broker’s fee, finder’s fee, or other fee being due or payable to any party other than the Broker. The Seller and the Purchaser respectively agree to indemnify, defend and hold harmless the other from and against any and all claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such party in connection with the execution of this Agreement or the transaction contemplated herein, provided that, in any event, the Seller shall indemnify, defend and hold harmless the Purchaser from and against any and all claims, fees, commissions and suits of the Broker with respect to any and all services claimed to have been rendered in connection with the execution of this Agreement or the transaction contemplated herein. Notwithstanding anything contained in this Agreement to the contrary, the terms of this Paragraph 19 shall survive the Closing or termination of this Agreement.

20. NOTICES. All notices, demands and requests required or permitted to be given under this Agreement (collectively the “Notices”) must be in writing and shall be deemed to have been given as of the date such Notice is (i) delivered to the party intended, (ii) delivered to the then designated address of the party intended, (iii) transmitted to the then designated fax number of the party intended (provided that the original of such Notice is delivered on the same day to a nationally recognized overnight courier for delivery to the then designated address of the party intended on the next business day), (iv) rejected at the then designated address of the party intended, provided such Notice was sent prepaid, or (v) sent by nationally recognized overnight courier or by United States Certified Mail, return receipt requested, postage prepaid and addressed to the then designated address of the party intended. The initial addresses of the parties shall be:

To the Purchaser:	Triple Net Properties, LLC
1551 North Tustin Avenue
Suite 650
Santa Ana, California 92705
Attn: Danny Prosky
Telephone: 714-667-8252
Facsimile: 714-667-6860
Email: dprosky@1031nnn.com
Copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, CA 90067
Attn: David P. Lari
Telephone: 310-284-2292
Facsimile: 310-277-7889
Email: dlari@coxcastle.com
To the Seller:	Gwinnett Professional Center, Ltd.
601A Professional Drive, Suite 320
Lawrenceville, GA 30045
Attn: Harvey Tauber, M.D.
Telephone: 770-995-0424
Facsimile: 770-513-7334
Email: hstauber@comcast.net
Copy to:	Reginald A. Hudspeth, LLC

6340 Sugarloaf Parkway, Suite 150
Duluth, Georgia 30097
Attn: Joseph Wilburn
Telephone: 770-925-1400
Facsimile: 770-864-1503
Email: jwilburn@rhudspeth.com

Upon at least ten (10) calendar days prior written notice, each party shall have the right to change its address to any other address within the United States of America.

21. ENTIRE AGREEMENT. All previous negotiations and understandings between the Seller and the Purchaser or their respective agents and employees with respect to the transaction set forth herein are merged into this Agreement, and this Agreement alone fully and completely expresses the parties’ rights, duties and obligations with respect to its subject matter. This Agreement may be amended only by subsequent written agreement between the Seller and the Purchaser.

22. NO MERGER. Unless otherwise specifically addressed or limited elsewhere herein, the covenants, agreements, undertakings, obligations warranties, representations and/or indemnities set forth in Paragraphs 4, 9, 10, 11, 15, 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 31, 33, 34, 36, 37, 38, 39, and 40 of this Agreement and in all documents delivered in connection with the Closing of the sale and purchase of the Property (collectively, the “Surviving Obligations”) shall survive the Closing and delivery of the deed and shall not be merged therein. The remaining covenants, agreements, undertakings, obligations warranties, representations and/or indemnities contained in this Agreement not designated as the Surviving Obligations shall not survive the Closing of the sale and purchase of the Property

23. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State in which the Property is located and for all purposes shall be governed and construed in accordance with the laws of said State.

24. SEVERABILITY. If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remainder of this Agreement will not be affected, and in lieu of each provision that is found to be illegal, invalid, or unenforceable, a provision will be added as a part of this Agreement that is as similar to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

25. CONSTRUCTION. The rule of strict construction shall not apply to this Agreement. This Agreement has been prepared by the Purchaser and its professional advisors and reviewed and modified by the Seller and its professional advisors. The Seller, the Purchaser, and their separate advisors believe that this Agreement is the product of all of their efforts, that it expresses their agreements, and that it should not be interpreted in favor of or against either the Seller or the Purchaser merely because of their efforts in preparing it.

26. CAPTIONS, GENDER, NUMBER, AND LANGUAGE OF INCLUSION. The captions are inserted in this Agreement only for convenience of reference and do not define, limit, or describe the scope or intent of any provisions of this Agreement. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine, and neuter adjectives include one another. As used in this Agreement, the word “including” shall mean “including, but not limited to.”

27. EXHIBITS. The following exhibits shall be deemed incorporated into this Agreement in their entirety:

Exhibit A: Exhibit B: Exhibit C: Exhibit D:	Legal Description Earnest Money Escrow Agreement Rent Roll Property Information

28. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

29. ASSIGNMENT. The Seller acknowledges that Purchaser shall have the right to assign all of its rights, title and interest in and to this Agreement.  The assignee may be a publicly registered company (“Registered Company”) promoted by the Purchaser.  The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that related to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property.  To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

A.	Access to bank statements for the Audited year;

B.	Rent Roll as of the end of the Audited Year;

C.	Operating Statements for the Audited Year;

D.	Access to the general ledger for the Audited Year;

E.	Cash receipts schedule for each month in the Audited Year;

F.	Access to invoice for expenses and capital improvements in the Audited Year;

G.	Accounts payable ledger and accrued expense reconciliations;

H.	Check register for the 3-months following the Audited Year;

I.	Leases and 5-year lease schedules;

J.	Copies of all insurance documentation for the Audited Year;

K.	Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

L.	Signed representation letter in the form attached hereto as Exhibit C.

30. TIME. Time is of the essence of this Agreement and each and every provision hereof.

31. WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER AS TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE SELLER OR PURCHASER, OR ANY OTHER CLAIM OR STATUTORY REMEDY.

32. EXCHANGE UNDER SECTION 1031. The Seller acknowledges that the Purchaser may elect to acquire all or a portion of the Property in connection with the completion of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986. The Seller hereby agrees to take such steps as the Purchaser may reasonably require in order to complete the tax-deferred exchange including accepting payment of all or a portion of the Purchase Price from a third party. The Purchaser likewise acknowledges that the Seller may elect to sell all or a portion of the Property in connection with the completion of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986. The Purchaser hereby agrees to take such steps as the Seller may reasonably require in order to complete the tax-deferred exchange including making payment of all or a portion of the Purchase Price to a third party.

33. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument.

34. CONFIDENTIALITY. Neither the existence nor the terms of this Agreement shall be disclosed by the Seller or the Purchaser to any third party, without the prior approval of the other party hereto; provided, however, the Seller and the Purchaser shall be entitled to disclose the existence and terms of this Agreement to their respective employees, partners, officers, directors, prospective lenders and accountants, attorneys and other professional advisors to the extent necessary to negotiate the terms of, and perform their obligations under, this Agreement, and the Purchaser may issue a press release and otherwise provide such other disclosure as may be required in order for it to comply with the securities laws.

35. RECORDING. Neither the Seller nor the Purchaser shall record this Agreement. However, the Purchaser may record in the County where the Property is located a memorandum of agreement, affidavit of interest or similar document reflecting its right to purchase the Property pursuant to the terms hereof. The Purchaser agrees to discharge any such recording in the event this Agreement is terminated as provided herein.

36. CONDITION OF THE PROPERTY. Except as otherwise specifically provided herein, the Property shall be sold, and the Purchaser shall accept possession of the Property on the Closing Date, “AS IS, and WHERE IS,” with no right of setoff or reduction in the Purchase Price.

37. LEASING COMMISSIONS. If during the Investigation Period, and prior to the delivery of Purchaser’s Notice To Proceed, the Seller has negotiated and, with the written consent of the Purchaser as to the terms and conditions thereof, entered into and executed a Tenant Lease for any part of the Property, then to the extent Seller is obligated to pay, and in fact has paid, a leasing commission in connection with such lease prior to the Closing, the Seller shall be entitled to a credit, at the Closing, equal to the amount of the commission paid by the Seller. To the extent the Seller is obligated to pay, but as of the Closing has not yet paid, the leasing commission, at the Closing the Seller shall deliver a copy of the commission agreement to the Purchaser and Purchaser shall assume the obligation to pay the commission when due and payable. Any partial payments made by the Seller towards any commission due shall be accounted for at the Closing in a manner consistent with the terms and conditions of this paragraph. After the Purchaser has delivered its Notice To Proceed, the Seller shall not enter any Tenant Leases for any part of the Property. Notwithstanding the above, after Closing, Purchaser shall be responsible for the payment of all leasing commissions payable over the term as may be applicable to the existing leases in Exhibit C.

38. TENANT IMPROVEMENT ALLOWANCES. If during the Investigation Period, and prior to the time the Purchaser has delivered its Notice To Proceed, the Seller has negotiated and, with the written consent of the Purchaser as to the terms and conditions thereof, entered into and executed a Tenant Lease for any part of the Property, and the Seller, as landlord, shall be required under the terms and conditions of such lease to provide a tenant improvement allowance (“Tenant Improvement Allowance”) to improve and prepare the leased premises for the tenant’s use and occupancy thereof, then to the extent Seller is obligated to pay, and in fact has paid, the Tenant Improvement Allowance (to either the tenant under the lease or to any third parties performing the work) in connection with such Tenant Lease prior to the Closing, the Seller shall be entitled to a credit, at the Closing, equal to the Tenant Improvement Allowance paid by the Seller. To the extent the Seller is obligated to pay, but as of the Closing has not yet paid, the Tenant Improvement Allowance, at the Closing the Seller shall assign to the Purchaser all applicable contracts and invoices for such work to the Purchaser (assuming the Tenant Improvement Allowance is not paid directly to the tenant) and Purchaser shall assume the obligation to pay such contracts and invoices. Any partial payments made by the Seller towards any Tenant Improvement Allowance due shall be accounted for at the Closing in a manner consistent with the terms and conditions of this paragraph. All contractors, subcontractors and material suppliers engaged by the Seller to improve and prepare any portion of the leased premises for the tenant’s use and occupancy, and their respective contracts, shall be subject to the prior written consent of the Purchaser, which consent may be withheld in the Purchaser’s sole and absolute discretion.

39. INDEMNIFICATION OF PURCHASER. Seller hereby agrees to, and hereby does, hold Purchaser and its agents, employees, consultants, attorneys, representatives, members, partners, shareholders, successors or assigns (collectively, the “Purchaser Indemnified Parties”) harmless, and agrees to indemnify and defend Purchaser and each of the other Purchaser Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) in any manner arising out of, caused by, or related to any liability arising from the use, occupation, or ownership of the Property prior to the Closing and/or any breach by Seller of any of its covenants, representations or warranties under this Agreement. The provisions of this Paragraph shall survive for one (1) year after the Closing.

40. INDEMNIFICATION OF SELLER. Purchaser hereby agrees to, and hereby does, hold Seller and its agents, employees, consultants, attorneys, representatives, members, partners, shareholders, successors or assigns (collectively, the “Seller Indemnified Parties”) harmless, and agrees to indemnify and defend Seller and each of the other Seller Indemnified Parties, from and against all claims, demands, actions, suits, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) in any manner arising out of, caused by, or related to any liability arising from the use, occupation, or ownership of the Property after the Closing  and/or any breach by Purchaser of any of its covenants, representations or warranties under this Agreement.  The provisions of this Paragraph shall survive for one (1) year after the Closing.

41. EFFECTIVE DATE. This Agreement has been executed by the Purchaser on the day of May, 2007 and constitutes an offer by the Purchaser to purchase the Property from the Seller in accordance with the terms and conditions set forth in this Agreement. In the event this Agreement is not fully accepted and executed by the Seller, without modification, and re-delivered to the Purchaser on or before the day of May, 2007, (the “Acceptance Deadline”) such acceptance, execution and re-delivery to be evidenced by the Purchaser’s execution of the Acknowledgment hereinafter set forth, the Purchaser shall have the right, at anytime after the Acceptance Deadline, to unilaterally withdraw and terminate this Agreement by refusing to execute the Acknowledgment, at which time this Agreement shall become null and void and of no further force and effect and neither party shall have any liability to one another hereunder. The date of the Purchaser’s execution of the Acknowledgment shall for all purposes under this Agreement be the “Effective Date.”

[The signatures of the Seller and Purchaser are set forth on the following page.]

IN WITNESS WHEREOF, the Purchaser and the Seller have executed this Agreement on the dates hereinafter set forth.

Executed by the Purchaser on the 23rd day of May, 2007.

PURCHASER:
WITNESSED BY: /s/ Theresa Hutton	Triple Net Properties, LLC Virginia limited liability company _/s/ Richard Hutton

Theresa Hutton	By: Richard Hutton Its: Executive Vice President

Executed by the Seller on the 24th day of May, 2007.

SELLER:
Gwinnett Professional Center Ltd.,
a Georgia limited partnership
By: Gwinnett Medical Associates, LLP
a general partnership
General Partner
_/s/ H. Tauber_______________________________
WITNESSED BY:	—
[Illegible]	By: Harvey Tauber
—	Its: Managing Partner